As filed with the Securities and Exchange Commission on July 1, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rocket Companies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-4946470 (IRS Employer Identification No.)

1050 Woodward Avenue Detroit, MI (Address of Principal Executive Offices)	48226 (Zip Code)

Redfin Corporation 2017 Equity Incentive Plan

Redfin Corporation Amended and Restated 2004 Equity Incentive Plan

(Full title of the plan)

Tina V. John
Corporate Secretary
1050 Woodward Avenue
Detroit, MI 48226
(Name and address of agent for service)

(313) 373-7990
(Telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq. Christodoulos Kaoutzanis, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
						Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 9, 2025, Rocket Companies, Inc. (“Rocket,” the “Company” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Redfin Corporation, a Delaware corporation (“Redfin”). Pursuant to the Merger Agreement, effective as of July 1, 2025 (the “Effective Time”) and upon the terms and subject to the conditions therein and in accordance with the Delaware General Corporation Law, Merger Sub merged with and into Redfin (the “Merger”), with Redfin surviving the Merger and continuing as a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, at the Effective Time, the Company assumed the Redfin Corporation 2017 Equity Incentive Plan, as amended (the “2017 EIP”), the Redfin Corporation Amended and Restated 2004 Equity Incentive Plan (the “2004 EIP” and, together with the 2017 EIP, the “Plans”) and the outstanding options and restricted stock units issued thereunder. This Registration Statement on Form S-8 is being filed by Rocket in connection with the registration of 10,162,285 shares of the Rocket’s Class A common stock, par value $0.00001 (the “Common Stock”), pursuant to Rocket’s assumption of the Plans and the outstanding options and restricted stock units issued thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Rocket Companies, Inc., 1050 Woodward Avenue, Detroit, MI 48226, Attention: Corporate Secretary.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	Description of Rocket’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, filed as Exhibit 4.2 to Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 3, 2025;
2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025;
3.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 3, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 28, 2025;

4.	The Company’s Current Reports on Form 8-K, filed with the Commission on January 2, 2025, March 10, 2025 (25722120), March 10, 2025 (25722127), March 31, 2025, May 2, 2025, May 23, 2025, June 5, 2025, June 17, 2025, June 23, 2025, June 30, 2025 and July 1, 2025;
5.	The audited consolidated financial statements of Redfin as of and for the fiscal year ended December 31, 2024 and the related notes, included in Redfin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025;
6.	The unaudited condensed consolidated financial statements of Redfin as of and for the three months ended March 31, 2025 and the related notes, included in Redfin’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the Commission on May 6, 2025;
7.	The audited consolidated financial statements of Mr. Cooper as of and for the fiscal year ended December 31, 2024 and the related notes, included in Mr. Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025; and
8.	The unaudited condensed consolidated financial statements of Mr. Cooper as of and for the three months ended March 31, 2025 and the related notes, included in Mr. Cooper’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the Commission on April 23, 2025.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents, except as to specific sections of such reports and documents as forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our second amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation also provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification and advancement rights in connection with their service to us or on our behalf.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibits
3.1

Second Amended and Restated Certificate of Incorporation of Rocket Companies, Inc., dated June 30, 2025 (incorporated herein by reference to Exhibit 3.2 to Rocket Companies, Inc.’s Current Report on Form 8-K, filed on June 30, 2025 (File No. 001-39432)).

3.2

Amended and Restated Bylaws of Rocket Companies, Inc. (incorporated herein by reference to Exhibit 3.2 to Rocket Companies, Inc.’s Quarterly Report on Form 10-Q, filed on September 2, 2020 (File No. 001-39432)).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A Common Stock.
10.1*	Redfin Corporation 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to Redfin Corporation’s Annual Report on Form 10-K, filed on February 22, 2018 (File No. 001-38160).
10.2*

Redfin Corporation Amended and Restated 2004 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to Redfin Corporation’s Registration Statement on Form S-1, filed on February 6, 2017 (File No. 377-01487)).

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Redfin Corporation.
23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of Mr. Cooper Group Inc.
23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Powers of Attorney (included on signature pages of this Registration Statement).
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Rocket Companies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Detroit, the state of Michigan, on July 1, 2025.

ROCKET COMPANIES, INC.

By:	/s/ Tina V. John
	Name:	Tina V. John
	Title:	Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Tina V. John and Brian Brown, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on July 1, 2025, by the following persons in the capacities indicated.

Signature	Title

/s/ Varun Krishna	Chief Executive Officer and Director
Varun Krishna	(Principal Executive Officer)

/s/ Brian Brown	Chief Financial Officer and Treasurer
Brian Brown	(Principal Financial Officer)

/s/ Noah Edwards	Chief Accounting Officer
Noah Edwards	(Principal Accounting Officer)

/s/ Daniel Gilbert
Daniel Gilbert	Chairman of the Board of Directors

/s/ William Emerson
William Emerson	Director

/s/ Jennifer Gilbert
Jennifer Gilbert	Director

/s/ Jonathan Mariner
Jonathan Mariner	Director

/s/ Alastair Rampell
Alastair Rampell	Director

/s/ Matthew Rizik
Matthew Rizik	Director

/s/ Suzanne Shank
Suzanne Shank	Director